Exhibit 5.1

                    July 24, 2009

Delcath Systems, Inc.
600 Fifth Avenue, 23rd Floor
New York, New York  10020

Re:  Delcath Systems, Inc. 2009 Stock Incentive Plan (the “Plan”)

Ladies & Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Delcath Systems, Inc. (the “Company”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to 2,000,000 shares (the “Shares”) of common stock, par value $.01 per share of the Company (“Common Stock”) to be issued under the Plan.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of rendering the opinions herein.  In rendering the opinions herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on all documents examined by us, the conformity to authentic originals of all documents submitted to us as copies, and the legal capacity for all purposes relevant hereto of all natural persons who have approved or executed any of such documents.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

The law covered by the opinions expressed herein is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware (including all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting the provisions of such law and Constitution) and we express no opinion with respect to the applicability of any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when (i) the applicable provisions of the Act and of such “Blue Sky” or other state securities laws as may be applicable shall have been complied with, and (ii) the Shares deliverable under the Plan shall have been issued in accordance with the terms of the Plan and for consideration in an amount at least equal to the aggregate par value of such Shares, (a) the Shares will be validly issued, fully paid and nonassessable, and (b) the Rights attached to such Shares, when issued in accordance with the terms of the Rights Agreement, dated as of October 30, 2001 by and between the Company and American Stock Transfer & Trust Company, as Rights Agent, will be legally issued.

We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This Opinion Letter is rendered as of the date first written above and we disclaim any obligations to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  This Opinion Letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP